Exhibit 5.5

November 12, 2013

Cash America of Missouri, Inc.

Vincent’s Jewelers and Loan, Inc.

        c/o Cash America International, Inc.

        1600 West 7th Street

        Fort Worth, Texas 76102

Ladies and Gentlemen:

We have acted as special counsel in the State of Missouri to Cash America of Missouri, Inc., a Missouri corporation, and Vincent’s Jewelers and Loan, Inc., a Missouri corporation (each a “Missouri Guarantor” and, collectively, the “Missouri Guarantors”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by Cash America International, Inc., a Texas corporation (the “Issuer”), of up to $300,000,000 aggregate principal amount of the Issuer’s 5.75% Senior Notes due 2018 (the “New Notes”), in exchange for (the “Exchange Offer”) up to $300,000,000 aggregate principal amount of the Issuer’s outstanding 5.75% Senior Notes due 2018 (the “Outstanding Notes”). The Outstanding Notes have been, and the New Notes will be, issued pursuant to the Indenture, dated as of May 15, 2013 (as amended or supplemented, the “Indenture”), among the Issuer, the Missouri Guarantors, the other subsidiary guarantors signatory thereto, and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The obligations of the Issuer pursuant to the New Notes are each to be guaranteed by the Missouri Guarantors pursuant to and as set forth in the Indenture (the “Guarantees”). All capitalized terms which are defined in the Indenture shall have the same meanings when used herein, unless otherwise specified. This opinion letter is furnished to you at the request of the Missouri Guarantors.

We have not been involved in the preparation of the Registration Statement, nor were we involved in the negotiation, preparation or execution of the Indenture, or any of the related agreements executed or delivered in connection therewith. We have been retained solely for the purpose of rendering certain opinions pursuant to Missouri law.

In connection herewith, we have examined originals or copies, certified or otherwise identified to our satisfaction:

(1)	an executed copy of the Indenture;

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(2)	the form of the New Notes;

(3)	the Registration Statement (excluding exhibits);

(4)	the certified articles of incorporation of each of the Missouri Guarantors, as amended to date;

(5)	the bylaws of each of the Missouri Guarantors, as currently in effect;

(6)	certain resolutions adopted by the board of directors of each of the Missouri Guarantors relating to the Indenture, the Exchange Offer and related matters; and

(7)	a certificate executed by authorized officers of each of the Missouri Guarantors on the date hereof.

The documents specified in items (1) and (2) above are hereinafter collectively referred to as the “Transaction Documents” and, individually, a “Transaction Document.” For purposes of this opinion letter, we have not reviewed any documents other than the foregoing. We have assumed that there exists no provision in any document that we have not reviewed that bears upon or is inconsistent with the opinions stated herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies or by facsimile or other means of electronic transmission, or which we obtained from the Securities and Exchange Commission’s Electronic Data Gathering, Analysis and Retrieval system (“Edgar”) or other sites maintained by a court or governmental authority or regulatory body and the authenticity of the originals of such latter documents. If any documents we examined in printed, word processed or similar form has been filed with the Securities and Exchange Commission on Edgar or such court or governmental authority or regulatory body, we have assumed that the document so filed is identical to the document we examined except for formatting changes. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon certificates or statements of governmental officials and upon representations or warranties made in or pursuant to the Indenture and certificates and statements of appropriate representatives of the Missouri Guarantors.

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Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1. Based solely on their respective recently dated good standing certificates from Secretary of State of Missouri, each of the Missouri Guarantors is validly existing as a corporation in good standing under the laws of the State of Missouri.

2. The execution and delivery by each of the Missouri Guarantors of the Indenture and the performance by each of the Missouri Guarantors of its respective obligations under the Indenture, including the Guarantee set forth therein, are within the corporate power of each such Missouri Guarantor and have been duly authorized by all necessary corporate action on the part of each such Missouri Guarantor.

3. The Indenture has been duly executed and delivered by each Missouri Guarantor.

In addition to the assumptions, comments, qualifications, limitations and exceptions set forth above, the opinions set forth herein are further limited by, subject to and based upon the following assumptions, qualifications, limitations and exceptions:

(a) Our opinions herein reflect only the application of applicable Missouri state law (excluding (A) all laws, rules and regulations of cities, counties and other political subdivisions of such State and (B) the securities, blue sky, environmental, employee benefit, pension, antitrust and tax laws of such State, as to which we express no opinion). In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

(b) We express no opinion as to:

(i) the validity, binding effect or enforceability of the Indenture;

(ii) whether any Missouri Guarantor, as a subsidiary, may guarantee or otherwise be liable for indebtedness incurred by the Issuer, as its corporate parent, except to the extent that such Missouri Guarantor may be determined to have benefited from the incurrence of the indebtedness by the Issuer or whether such benefit may be measured other than by the extent to which the proceeds of the indebtedness incurred by the Issuer are, directly or indirectly, made available to such Missouri Guarantor for its corporate purposes; and

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(iii) the authorizations, approvals or consents as may be necessary under Missouri state securities and “blue sky” laws in connection with the transactions contemplated by the Transaction Documents.

We do not express any opinions except as set forth above. This opinion letter may be relied upon by Hunton & Williams LLP as if it were addressed to such firm in rendering its opinion to be filed as Exhibit 5.1 to the Registration Statement. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the captions “Legal Matters.” In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Bryan Cave LLP